Exhibit 99.1

Ace Global Business Acquisition Limited Announces Additional Contribution to Trust Account to Extend Period to Consummate Business Combination

NEW YORK, July 6th, 2022 /PRNewswire/ -- Ace Global Business Acquisition Limited (NASDAQ: ACBA, ACBAU, ACBAW, the “Company”), a special purpose acquisition company, announced today that Ace Global Investment Limited, the Company’s initial public offering sponsor (the “Sponsor”), has deposited into the Company’s trust account (the “Trust Account”) an aggregate of $455,400 (representing approximately $0.099 per ordinary share) in order to extend the period of time the Company has to complete a business combination for an additional three (3) months period, from July 9, 2022 to October 8, 2022. The Company issued a promissory note to the Sponsor with a principal amount equal to the amount deposited. The promissory note bears no interest and is convertible into the Company’s units (with each unit consisting of one ordinary share, and one warrant to purchase one ordinary share) at a price of $10.00 per unit at the closing of a business combination by the Company. The purpose of the extension is to provide time for the Company to complete a business combination.

About Ace Global Business Acquisition Limited

The Company is a British Virgin Islands company incorporated as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more business entities.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Investor Relationship Department

+852 9086 7042